Exhibit 10
August 5, 2008
PERSONAL AND CONFIDENTIAL
VIA HAND DELIVERY
Mr. Thomas Bunn
127 Public Square
Cleveland, Ohio 44114
Dear Tom:
Tom, initially, let me apologize for what may appear to be a very “legal” letter agreement (“Letter Agreement”) addressing the circumstances associated with your intended retirement from KeyCorp (“KeyCorp”), KeyBank National Association (“KeyBank”), and affiliates (collectively referred to as “Key”). While there are numerous issues associated with your intended retirement that need to be addressed, please know that I have very much valued the commitment and dedication that you have shown to Key for more than 6 years and I wish you every success in your retirement. Also please know that Key very much values its continuing relationship with you, and Key will work very hard to make your transition from Key to retirement a positive opportunity for both you and Key. We are also appreciative of the important role that you will continue to perform until your retirement. You will be an important part of the recruiting process for your successor and will be extremely helpful in getting your successor transitioned into a new role. Additionally, your advice and counsel to Henry Meyer on significant strategic and operating business issues will be valuable as we work through this challenging business environment.
This Letter Agreement confirms our various discussions and it serves to outline the terms of your continued employment and retirement from Key as well as the transitioning arrangements that you have agreed to provide to Key. The salary and various benefits to be paid to you under the terms of this Letter Agreement are in lieu of all rights and interests you may have relating to your employment and the termination thereof.
A. Retention Bonus.
As we have discussed, Key greatly values the expertise that you have shown over your career with Key, and in particular during the last several years as you led Key’s institutional and asset management businesses. As a result of our discussions concerning your intended retirement, and in anticipation of the selection and development of your eventual successor, Key would like to be assured that that your expertise will continue to remain available to Key throughout this transition process. To that end, Key will provide you with a Retention Bonus in the amount of $1,450,000, which will become due and payable to you as of December 15, 2008, in exchange for (i) your continued employment with Key in your present capacity as the Vice Chair of KeyCorp and Senior Executive Vice President of KeyBank National Association (“KeyBank”),

Mr. Thomas Bunn
August 5, 2008

and your continued performance of the duties and functions of those positions in a satisfactory manner through November 30, 2008, (ii) your providing Transitioning Services to Key from December 1, 2008 through February 28, 2009 (items (i) and (ii) being more fully outlined in Paragraph B, below), (iii) for your agreement to not engage in any Competitive Activity as more fully set forth in Paragraph L hereof, and (iv) for your execution and compliance with the terms of this Letter Agreement.
B. Your Continued Employment and Transitioning Services
From the date hereof through November 30, 2008, you will continue to serve in your present capacity as the Vice Chair of KeyCorp, and Senior Executive Vice President of KeyBank. During this continuing employment period you will receive your current base salary (i.e. $545,000 on an annualized basis) less appropriate withholdings and deductions and you will continue to be covered under the various employee benefit coverages that you elected under the KeyCorp flexible benefits program, as well as your continued participation in the KeyCorp Cash Balance Pension Plan, Second Excess Cash Balance Plan, 401(k) Savings Plan, and the Deferred Savings Plan (provided that you have elected to defer under that Plan for 2008). Effective November 30, 2008, you will resign from your positions as the Vice Chair of KeyCorp and Senior Executive Vice President of KeyBank, automatically by the operation of this Letter Agreement without any further action on your part.
Thereafter, from December 1, 2008 through February 28, 2009 (the “Transition Period”) you will provide Transitioning Services to Key. During this Transition Period, you will continue to report to Henry Meyer, KeyCorp’s Chief Executive Officer, and you will continue to participate in the benefit plans and programs as outlined above. Your pay during this Period will be at the rate of 50% of your current base salary (i.e. $272,500 on an annualized basis). Your Transitioning Services assignments will involve the duties that are set forth in Exhibit A hereto, but may also include such other matters as Henry may request from time-to-time. If your employment should terminate or be suspended by reason of your disability or death prior to the end of the Transition Period: (i) prior to November 30, 2008, you or your estate will be entitled to 80% of your Retention Bonus ($1,160,000) and Bonus Award ($613,920) unless either sum has been previously paid in which case you will keep the same and (ii) on or after November 30, 2008, you or your estate will be entitled to 100% of your Retention Bonus ($1,450,000) and Bonus Award ($767,400) unless, of course, either sum has been previously paid. If your employment should terminate by reason of your voluntary resignation prior to the end of the Transition Period, you will have no right to any further payment of base salary and benefits or any other payment hereunder (including, without limitation the Retention Bonus referred to in Paragraph A above); however, you will have the rights of a resigning or retiring employee, as applicable, at the time of your termination or retirement. Your employment during the term of this Letter Agreement can be terminated by Key for “Cause”, and is subject, of course, to Key’s employment policies and practices. The term “Cause” as used herein, has the same definition as contained in your Change of Control Agreement.

Mr. Thomas Bunn
August 5, 2008

Effective at the close of business on February 28, 2009, and by operation of this Letter Agreement without any further act on your part, you voluntarily resign from your employment with Key and from any officer, director, and other positions that you hold at Key other than as a director of the Victory funds. As a former employee you may not continue to participate in Key’s employee benefit plans and programs other than as required under the provisions of COBRA. You may, however, elect to participate in the KeyCorp Retiree Medical Plan, provided that you have met that Plan’s age and service requirements at the time of your termination/retirement from Key. You acknowledge that as of your termination/retirement you will have no rights under the KeyCorp Separation Pay Plan.
C. Bonus Award
Key will provide you with a discretionary bonus award in the amount of $767,400 which shall be paid to you no later than March of 2009; this payment extinguishes any and all rights that you may have to any other incentive or bonus payment(s).
D. Restricted Stock and Cash Performance Awards and Option Awards
Your Restricted Stock and Cash Performance Awards (“LTIC Awards”) will vest in accordance with the terms of each individual Award Instrument under which they were granted. Accordingly, and by way of example, your 2003 and 2008 grant Awards will forfeit in conjunction with your termination/retirement date; your 2006 grant Award will either vest or forfeit in February, 2009, based upon the performance goals outlined in that Award instrument; and your 2007 grant Award will either vest or forfeit (on a pro-rata basis based upon your termination/retirement date) in February of 2010 provided the performance goals as outlined in that Award instrument are met. You agree that you will not receive any additional LTIC Awards.
You may exercise your vested and exercisable stock options in conformity with the plans under which they were issued. For purposes of those plans your termination date is the date upon which your employment with Key terminates, but in no event later than February 28, 2009. You will have three (3) years from your February 28, 2009 termination/retirement date to exercise such vested and exercisable stock options. You will not receive any further stock options, including the July, 2008 option grant.
E. Distribution of Your Vested Excess Cash Balance, Deferred Savings, and Automatic Deferral Plans.
You will be eligible to receive a distribution of your vested (i) KeyCorp Automatic Deferral Plan balance with all earnings, gains and losses thereon and (ii) KeyCorp Deferred Savings Plan benefits in accordance with your previous Plan distribution elections, and you will be eligible to commence the distribution of your KeyCorp Excess Cash Balance Pension Plan and KeyCorp Second Excess Cash Balance Pension Plan benefit following your February 28, 2009 retirement date, provided, however, that the distribution of those Plans benefits will not commence their respective payments until the first day of the seventh month following your termination date from Key (under the mandates of Section 409A of the Internal Revenue Code). Distributions

Mr. Thomas Bunn
August 5, 2008

under those Plans shall be made in accordance with the terms of each respective Plan and your distribution elections, if applicable.
You will continue to vest in those restricted stock units granted to you in conjunction with your 2007 annual incentive compensation award in accordance with the vesting schedule under which they were granted, provided, however, that you will not receive payment of any vested restricted stock units until the first day of the seventh month following your February 28, 2009 termination/retirement date from Key. All other restricted stock units will be paid to you as the units vest, with the payment of such vested units being made no later than 90 days following your vesting date in the same.
F. Change of Control Agreement
As of February 28, 2009, you will forfeit all right, title, and interest you have in the Agreement, dated December 17, 2007, by and between you and KeyCorp respecting a Change of Control of KeyCorp (the “COC Agreement”) rendering the COC Agreement terminated and null and void. You further acknowledge that all previous agreements between you and KeyCorp respecting your employment relationship with Key and previous Change of Control of KeyCorp are also terminated and null and void.
G. Tax Preparation and Financial Planning
For each of the calendar years 2008 and 2009, you will receive tax preparation and financial planning services in an amount up to $5,000 in accordance with Key’s tax preparation and financial planning benefit; reimbursement for such services shall be made by no later than the last day of the year following the year in which you incur tax preparation and financial planning services.
H. Work Location and Relocation Services
Key will continue to reimburse your business expenses under its business expense reimbursement policy. Additionally, at the conclusion of your employment, Key will help you move your household goods etc. in accordance with its relocation policy. Please note that all fees, business expenses and relocation expenses must be reimbursed by no later than the last day of the year following the year in which the fee, business expense or relocation expense is incurred. Accordingly, you must provide Key with all necessary documents a minimum of 90 days prior to that time in order to receive reimbursement.
I. Compliance with Section 409A; Mandatory 6-Month Hold-Back
Under Section 409A of the Code because you are regarded as a “specified employee”, Key is required to delay your distribution of deferred compensation to the first day of the seventh month following your separation from service from Key. It is intended that this Letter Agreement comply with the provisions of Section 409A, and this Letter Agreement shall be administered in a manner consistent with this intent. Notwithstanding any provision of this Letter Agreement to the contrary, in the event that any payment or benefit hereunder is determined to constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with

Mr. Thomas Bunn
August 5, 2008

Section 409A, such payment or benefit shall not be made, provided, or commenced until the first business day of the seventh month following your “separation from service” (as that term is defined under Section 409A) (or if earlier, following your date of death).
J. Compliance with the Letter Agreement
Notwithstanding anything to the contrary in this Letter Agreement, Key’s obligation to pay you all payments and benefits hereunder (including the Retention Bonus that is outlined in Paragraph A of this Agreement) shall cease and you shall forfeit all rights thereto and shall repay to Key all sums previously paid under this Letter Agreement upon the occurrence of any material breach by you of any of your obligations under this Letter Agreement or that you otherwise have to Key during or following your employment, including, without limitation, (i) your obligations to return all Key owned property and to cooperate with Key in connection with any reasonable review of your previous assignments and responsibilities, (ii) your obligations regarding confidentiality hereunder, the preservation of Key’s trade secrets, non-public information, and intellectual property, (iii) your agreement to not solicit, entice, and/or hire (except on behalf of Key), as applicable, any of Key’s employees from the date hereof through June 30, 2010, and (iv) your agreement to not engage in Competitive Activity as set forth in Paragraph L hereof.
Additionally, in addition to the foregoing, you hereby acknowledge the enforceability of the restrictions set forth in the Acceptance of Restricted Stock Award in the KeyCorp Award of Restricted Stock dated January 16, 2003 and signed by you on April 7, 2003, the Acceptance of Grant Agreement in the KeyCorp Award of Performance-Based Restricted Stock, Cash Performance Shares and Stock Performance Shares, dated February 7, 2006 and signed by you on February 27, 2006, and the Acceptance of Grant Agreement in the KeyCorp Award of Cash Performance Shares and Above-Target Performance Shares dated February 20, 2007, and signed by you on April 16, 2007 and the Acceptance of Grant Agreement in the KeyCorp Award of Time-Lapsed Restricted Stock Units, Cash Performance Shares and Above-Target Performance Shares dated February 21, 2008 and signed by you on March 27, 2008. Please note that this Letter Agreement shall not be deemed to be a “Termination Under Limited Circumstances” with respect to any of the aforesaid awards. As a result, all customer restrictions applicable to such awards shall remain in full force and effect for their respective terms.
K. Confidentiality/Non-Disparagement
You agree that you shall not at any time, directly or indirectly, without written authorization from Key, make use of or disclose to any person or entity any confidential business-related, proprietary, or secret information, confidential knowledge, trade secrets, or other confidential data not in the public domain related to the systems, businesses, products, services, employees, or practices of Key that you have acquired during your employment with Key, whether prepared by you or another. You further agree that the confidential character and proprietary nature of any of the foregoing information does not become any less confidential or proprietary to Key because you may commit some of the information to your memory or because you may maintain some of this information outside of Key’s offices. You agree to promptly return to Key all I.D. Cards, access codes, computers, Blackberrys, files, disks, work papers, customer, vendor, and

Mr. Thomas Bunn
August 5, 2008

employee records, and any other property belonging to Key that is in your possession or control as of your termination date.
You also agree that you will not disparage Key or any of its personnel, management, products, services, or practices. Key will not authorize anyone to disparage you.
L. Agreement to not Compete With Key
From the date hereof through August 31, 2009 you agree that you will not, directly or indirectly, engage in any Competitive Activity, as defined in this Paragraph, except on behalf of Key, without the written consent of Key, which consent Key, in its absolute discretion, will not unreasonably withhold. As used herein, “Competitive Activity” means (i) commencing or engaging in any business or business activity for a Financial Services Company as defined below; (ii) serving as a director, advisory director, officer, member, partner, or employee of a Financial Services Company as defined below; or (iii) serving as a consultant or advisor, or otherwise rendering services of a consultative or advisory nature to a Financial Services Company as defined below. As used herein, “Financial Services Company” means the bank holding companies set forth on Exhibit B hereto (“Bank Holding Companies”) and all affiliates and subsidiaries of the Bank Holding Companies; provided, however, that this restriction on Competitive Activity shall not prevent you from serving as a director of the Victory funds or of a non-profit corporation that is not affiliated with a Financial Services Company.
Notwithstanding the foregoing provisions of this Paragraph L, hereof, in the event that you elect to remain a director or trustee of the Victory funds following August 31, 2009, you agree that you will not without the written consent of Key, which consent Key, in its absolute discretion, will not unreasonably withhold (i) commence or engage in any business or business activity for an investment management company, or investment advisor company (hereinafter collectively referred to as “Investment Company”) for your period of continuing service to the Victory funds, (ii) serve as a director, advisory director, officer, member, partner, or employee of an Investment Company for your period of continuing service to the Victory funds, or (iii) serve as a consultant or advisor, or otherwise rendering services of a consultative or advisory nature to an Investment Company for your period of continuing service to the Victory funds.
In the event a court of competent jurisdiction determines that any of the limitations contained in the above paragraph are excessive because of duration or scope, the provisions thereof shall not be void but, with respect to such limitations on duration or scope held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained therein.
If you breach the provisions of Paragraphs J, K, or L of this Letter Agreement you agree that Key shall be entitled to injunctive relief (without the necessity of posting any bond), in addition to any and all other rights and remedies that it may be entitled to under law or other contractual provisions.

Mr. Thomas Bunn
August 5, 2008

M. Release of Key
In consideration of KeyCorp entering into this Letter Agreement and providing the payments and benefits enumerated above, and except for (i) the arrangements specified herein, (ii) your vested KeyCorp Cash Balance Pension Plan and 401(k) Savings Plan benefits, and (iii) any insurance or indemnification rights you possess, you, for yourself and your heirs, legal representatives, and assigns, release, acquit, and forever discharge KeyCorp and KeyBank, and all affiliates and subsidiaries, and their former and current representatives, employees, officers, directors, predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which you have had, now have, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, your employment relationship with KeyCorp and KeyBank, its affiliates or predecessors-in-interest, or the termination of those employment relationships, including, without limitation, any alleged tortious, wrongful, unlawful, or improper act or conduct or any discriminatory events, acts, patterns, or practices based on age (including the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.), religion, creed, sex, sexual orientation, national origin, ancestry, disability, handicap, veteran status, marital status, genetic information, race, or color, or the continuing or future effects thereof, or the KeyCorp Separation Pay Plan, or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty. Notwithstanding anything to the contrary in this paragraph, nothing herein shall prohibit you from filing a charge or complaint with or from participation in any investigation or proceeding of the U.S. Equal Employment Opportunity Commission or the applicable State or Local Fair Employment Practices Agency; however, you agree that you will not be entitled to any further monetary compensation from Key in addition to that which is provided for under this Letter Agreement. The provisions of this Section M. Release of Key shall not effect your entitlement to coverage under the KeyCorp directors’ and officers’ insurance program. All coverage under the program shall be controlled by the terms and conditions of the program.
N. Complete Agreement
This Letter Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Letter Agreement, except as is specifically set forth in this Letter Agreement. This Letter Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile of this Letter Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Letter Agreement may be executed separately and taken together will be treated as one complete original document. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.

Mr. Thomas Bunn
August 5, 2008

Again, Tom, we at Key truly wish you and your family all the best in your retirement, and thank you again for your contributions, dedication and loyalty as a Key employee. The best of luck.

With My Best Regards, KEYCORP
By:	/s/ Thomas E. Helfrich
Thomas E. Helfrich, Executive Vice President
and Chief Human Resources Officer
ACKNOWLEDGEMENT
I have carefully read and I fully understand the provisions of this Letter Agreement, including my waiver of claims against Key. In executing this Letter Agreement I have not relied upon any other representation or statement, written or oral, and I have had many opportunities to consult with my attorney.

AGREED TO this 6th day of August, 2008
/s/ Thomas Bunn Thomas Bunn

Mr. Thomas Bunn
August 5, 2008

Statement
Your Rights Under the Older Workers Benefit Protection Act
This Letter Agreement contains a waiver of your rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). Your waiver must be knowing and voluntary, which means, as a minimum, that you understand that:
a)	the waiver is part of an agreement between you and your employer which is written so that you understand it;

b)	the waiver specifically refers to rights or claims under ADEA;

c)	you do not waive any rights or claims that may arise after this Letter Agreement is executed by you;

d)	your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

e)	you are advised to consult with an attorney prior to executing this Letter Agreement;

f)	you have at least 21 days after receipt of this Letter Agreement to decide whether to execute it; and

g)	you have 7 days after you execute this Letter Agreement to revoke it, and this Letter Agreement will not be effective or enforceable until this 7-day period has expired.
You acknowledge that you have been given at least 21 days to review and consider the Letter Agreement and, if you sign it before 21 days has passed, you do so of your own free choice. You understand that any changes made to this document will not restart this 21-day period.
You further acknowledge that (1) you understand the above points, and therefore, your waiver is knowing and voluntary and (2) if you receive any sum under this Letter Agreement and later revoke it, that you must repay Key for all sums received by you under this Letter Agreement.

Date August 6, 2008
/s/ Thomas Bunn Thomas Bunn

Mr. Thomas Bunn
August 5, 2008

EXHIBIT A
•	Assist with assimilation of new leader of Key National Banking, including providing advice and counsel on business and personnel matters;

•	Consult with Chief Executive Officer, as requested, on significant enterprise or Key National Banking issues;

•	Assist with 2008 incentive compensation process for Key National Banking;

•	Recommend to Chief Executive Officer, 2008 incentive compensation actions for Board reported Key National Banking executives; and

•	Perform such other duties as the Chief Executive Officer may request from time to time.

Mr. Thomas Bunn
August 5, 2008

EXHIBIT B
FIFTH THIRD BANCORP
HUNTINGTON BANCSHARES INCORPORATED
MARSHALL & ILSLEY
M&T BANKCORP
NATIONAL CITY CORPORATION
PNC FINANCIAL SERVICES
ZIONS BANCORPORATION
COMERICA INC.
U.S. BANCORP
WACHOVIA CORPORATION
WELLS FARGO & CO.
BANK OF AMERICA CORPORATION